FIRST AMENDMENT TO

PIEDMONT INVESTMENT TRUST

FUND ACCOUNTING AGREEMENT

WHEREAS, PIEDMONT INVESTMENT TRUST (the "Trust"), a Delaware business trust having its principal place of business at 120 Club Oaks Court, Suite 200, Winston Salem, North Carolina 27104, and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, have entered into a Fund Accounting Agreement as of June 15, 2007 (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective May 17, 2018, the Trust and Ultimus agree to amend the Agreement.

1.	Section 1(d) (ii) (B) of the Agreement is deleted and replaced with the following:

(B)	the Trust’s annual reports with the SEC on Form N-CEN and its monthly reports on Form N-PORT;

2.	Excepted as amended hereof, the Agreement shall remain in full force and effect.

Executed this 29th day of May, 2018

PIEDMONT INVESTMENT TRUST

By:	/s/David B. Gilbert
David B. Gilbert, President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/Robert G. Dorsey
Robert G. Dorsey, Chief Executive Officer